Exhibit 99.1

Contacts:
Investors	Media
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

For Immediate Release:

BioMarin to Acquire Rights to Phenylketonuria (PKU) Franchise

from Merck Serono

Strengthens and Expands BioMarin’s Leadership Position Serving PKU Patients with Rights to

Both Kuvan® (sapropterin dihydrochloride) and Pegvaliase Beyond North America

2016 Full-year Guidance for Kuvan Expected to be Between $320M-$350M including

$70M-$80M in New Revenue from ROW Territories

Starting January 1, 2016 BioMarin will Commercialize and Record Sales of Kuvan in an Additional

55 Countries Already Served by BioMarin

Investor Call to be Held Today, October 1 at 8:30am ET/5:30am PT

SAN RAFAEL, Calif., October 1, 2015 - BioMarin Pharmaceutical Inc. (NASDAQ: BMRN), today announced that it has acquired all global rights to Kuvan® (sapropterin dihydrochloride) and pegvaliase from Merck Serono (Merck). Under the terms of the agreement, BioMarin will provide Merck with an upfront payment of €340 million. An additional €60 million in milestones will be paid to Merck if combined sales of Kuvan and pegvaliase reach undisclosed cumulative sales thresholds. In addition, €125 million will be paid to Merck for regulatory milestones related to pegvaliase. Previously, BioMarin had exclusive rights to Kuvan in the United States and Canada and to pegvaliase in the United States and Japan. Under the terms of the transaction, BioMarin will now have exclusive worldwide rights to Kuvan and pegvaliase with the exception of Kuvan in Japan. Approved in 2007 in the U.S., Kuvan is a commercialized product for the treatment of patients with phenylketonuria (PKU). Pegvaliase is currently in registration-enabling pivotal studies as a potential therapeutic option for adult patients with phenylketonuria. With the potential approval of pegvaliase, the two products combined will expand and globalize BioMarin’s leadership position by offering a wider range of treatment options to patients worldwide with PKU.

In 2005, Merck acquired from BioMarin the exclusive rights to Kuvan and the option to develop pegvaliase in markets outside of the U.S. and Japan. By regaining these rights to both products, BioMarin has the opportunity to expand its commercial efforts across the Company’s global territories. Kuvan is currently sold by Merck in many countries where BioMarin has a commercial presence for both Naglazyme® (galsulfase) and Vimizim® (elosulfase alfa). Kuvan has Orphan Drug exclusivity in Europe until 2020. Upon closing of the transaction in January 2016, BioMarin will record all sales and profits of Kuvan.

“This is an excellent transaction for BioMarin as it provides numerous operational and strategic synergies for the Company,” said Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin. “We will leverage our established worldwide infrastructure and strong relationships within the PKU community to ensure that patients globally have access to Kuvan, and potentially pegvaliase upon approval. We look forward to expanding our PKU franchise beyond the US and Canadian markets and into our existing commercial footprint of about 60 countries where Kuvan is currently sold.”

2016 Full-year Kuvan Guidance

Starting in January 2016, BioMarin will begin commercializing and recording revenue from all global sales of Kuvan, with the exception of Japan. The addition of new Kuvan revenue in 2016 from territories previously held by Merck will result in increased full-year revenue for BioMarin. Revenue from new ROW territories outside of the US is expected to be between $70 million to $80 million in 2016. Total Kuvan revenue to BioMarin for full-year 2016 is expected to be between $320 million and $350 million, including revenue from new ROW territories. BioMarin expects to transition commercialization activities from Merck over the next 6-12 months, and will evaluate opportunities to leverage its global commercial infrastructure to drive further growth of Kuvan in these new territories. The transaction is expected to be accretive to non-GAAP earnings beginning in 2016 and accretive to GAAP earnings in 2018.

Conference Call Details

BioMarin will host a conference call and webcast to discuss the acquisition of the global PKU franchise from Merck Serono on October 1 at 8:30am ET/5:30am PT. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

U.S. / Canada Dial-in Number: 877.303.6313

International Dial-in Number: 631.813.4734

Conference ID: 50222632

Replay Dial-in Number: 855.859.2056

Replay International Dial-in Number: 404.537.3406

Conference ID: 50222632

About Phenylketonuria (PKU)

Phenylketonuria (PKU) is an autosomal recessive genetic disorder caused by a defect or a deficiency of the enzyme phenylalanine hydroxylase (PAH) or its cofactor tetrahydrobiopterin (BH4). PAH is required for the metabolism of phenylalanine, an essential amino acid found in all protein-containing foods. The prevalence of PKU in BioMarin global commercial territories is estimated to be approximately 50,000. If PKU patients are not treated with a phenylalanine-restricted diet, phenylalanine will accumulate in the blood and brain to abnormally high levels, thereby resulting in a variety of complications including mental retardation and brain damage, mental illness, seizures and tremors, and clinically significant cognitive problems. Universal systematic newborn screening programs were developed in the 1960s and early 1970s to enable diagnosis of all patients with PKU patients at birth.

About Kuvan

Kuvan is the first oral therapy approved for the treatment of hyperphenylalaninemia (HPA) due to phenylketonuria (PKU) in patients of all ages who have shown to be responsive to Kuvan or due to tetrahydrobiopterin (BH4) deficiency. Kuvan was developed jointly by BioMarin Pharmaceutical Inc. and Merck Serono. Kuvan is to be used in conjunction with a phenylalanine-restricted diet.

Kuvan is the synthetic form of 6R-BH4, a naturally occurring co-factor that works in conjunction with the enzyme phenylalanine hydroxylase (PAH) to metabolize phenylalanine into tyrosine. Clinical data show that Kuvan produces significant reductions in blood phenylalanine concentration in a large subset of patients.

Kuvan is approved in 51 countries worldwide, including member states of the European Union and the USA. Under the terms of the former agreement with BioMarin, Merck Serono had received exclusive rights to market Kuvan in all territories outside the USA, Canada and Japan; all these rights have now been returned to BioMarin.

About Pegvaliase

Pegvaliase (PEGylated recombinant phenylalanine ammonia lyase) is an investigational enzyme substitution therapy for the treatment of phenylketonuria (PKU), an inherited metabolic disease caused by a deficiency of the enzyme phenylalanine hydroxylase (PAH). Pegvaliase is being developed by BioMarin as a potential therapeutic option for adult patients with phenylketonuria. Pegvaliase is currently in pivotal studies with data expected in March/April of 2016.

Important Safety Information about Kuvan

It is not possible to know if Kuvan will work for you without a trial of the medicine.

Your doctor will check your blood Phe levels when you start taking Kuvan to see if the medicine is working.

Starting Kuvan does not eliminate the need for ongoing dietary management. Any change to your diet may impact your blood Phe level. Follow your doctor’s instructions carefully. Your doctor and dietitian will continue to monitor your diet and blood Phe levels throughout your treatment with Kuvan to make sure your blood Phe levels are not too high or too low. If you have a fever, or if you are sick, your Phe level may go up. Tell your doctor and dietitian as soon as possible so they can make any necessary changes to your treatment.

Children younger than 7 years old treated with Kuvan doses of 20 mg/kg per day are at an increased risk for low levels of blood Phe compared with children 7 years and older. Frequent blood monitoring is recommended in this population to ensure that blood Phe levels do not fall too low.

Tell your doctor if you have ever had liver or kidney problems, have poor nutrition or have a loss of appetite, are pregnant or plan to become pregnant, or are breastfeeding or plan to breastfeed.

Kuvan is a prescription medicine and should not be taken by people who are allergic to any of its ingredients. Kuvan and other medicines may interact with each other. Tell your doctor about all the medicines you take, including prescription and over-the-counter medicines, vitamins, herbal and dietary supplements.

If you forget to take your dose of Kuvan, take it as soon as you remember that day. Do not take 2 doses in a day. If you take too much Kuvan, call your doctor for advice.

The most common side effects reported when using Kuvan are headache, runny nose and nasal congestion, sore throat, diarrhea, vomiting, and cough. Additional adverse reactions reported in connection with worldwide marketing include sore throat, heartburn or pain in the esophagus, inflammation of the lining of the stomach, indigestion, stomach pain, and nausea. These are not all the possible side effects seen with Kuvan. Call your doctor for medical advice about side effects. You may report side effects to FDA at 1-800-FDA-1088.

Kuvan can cause serious side effects, including:

•	Severe allergic reactions. Stop taking Kuvan and get medical help right away if you develop any of these symptoms of a severe allergic reaction:

•	Wheezing or trouble breathing

•	Nausea

•	Flushing

•	Lightheadedness or fainting

•	Coughing

•	Rash

•	Inflammation of the lining of the stomach (gastritis). Gastritis can happen with Kuvan and may be severe. Call your doctor right away if you have any:

•	Severe upper stomach-area discomfort or pain

•	Blood in your vomit or stool

•	Nausea and vomiting

•	Black, tarry stools

•	Too much or constant activity (hyperactivity) can happen with Kuvan. Tell your doctor if you have any signs of hyperactivity, including fidgeting, moving around or talking too much.

To access full Patient Information, go to http://kuvan.com/patient-information/.

About BioMarin

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for patients with serious and life-threatening rare and ultra-rare genetic diseases. The company’s portfolio consists of five commercialized products and multiple clinical and pre-clinical product candidates. For additional information, please visit www.BMRN.com.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the completion of the acquisition of the rights to Kuvan and pegvaliase from Merck Serono, the subsequent commercialization of Kuvan in the Merck Serono territories and the development and commercialization of pegvaliase. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: clearance of the transaction by relevant anti-trust authorities; our ability to transition commercial activities related to Kuvan and our subsequent success in executing those activities; actions by regulatory authorities, particularly with respect to the transfer of the Kuvan marketing authorizations and the development of pegvaliase; the timing and results of ongoing and future clinical trials of pegvaliase, our ability to manufacture both Kuvan and pegvaliase in the quantity and configuration required for each jurisdiction and intended use; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2014 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

BioMarin®, Naglazyme®, Kuvan®, Firdapse® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

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